UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 9, 2005

Date of Report (Date of Earliest Event Reported)

FIRST COMMUNITY BANCORP

(Exact Name of Registrant As Specified In Its Charter)

CALIFORNIA

(State or Other Jurisdiction of Incorporation)

00-30747	33-0885320
(Commission File Number)	(IRS Employer Identification No.)

6110 El Tordo

PO Box 2388

Rancho Santa Fe, California 92067

(Address of Principal Executive Offices)(Zip Code)

(858) 756-3023

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entries into a Material Definitive Agreement

On June 9, 2005, First Community Bancorp (“First Community”) and Pacific Liberty Bank (“Pacific Liberty”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, First Community will acquire Pacific Liberty through a merger of a wholly-owned subsidiary of First Community (the “Merger Sub”) with and into Pacific Liberty, with Pacific Liberty as the surviving corporation (the “Merger”).  Subsequent to the Merger it is expected that Pacific Liberty will be merged with and into First Community’s wholly-owned subsidiary Pacific Western National Bank, with Pacific Western surviving the transaction.  A copy of the Merger Agreement is filed with this report as Exhibit 2.1 and is incorporated by reference herein.  A copy of the press release announcing the execution of the Merger Agreement is also attached to this report as Exhibit 99.1.

The Merger Agreement

Under the terms and subject to the conditions of the Merger Agreement, which has been approved by the Board of Directors of each of First Community and Pacific Liberty, at the effective time of the Merger (the “Effective Time”), all of the outstanding common stock and options of Pacific Liberty will be acquired by First Community in exchange for shares of the common stock, no par value per share, of First Community.  The Merger Agreement provides that Pacific Liberty option holders will receive cash, net of applicable taxes, for the value of their unexercised in-the-money stock options.  The aggregate amount to be paid for all of the outstanding common stock and options is approximately $41.8 million or a consideration per share of approximately $38.15, subject to adjustment as provided in the Merger Agreement.

The Merger Agreement contemplates each share of Pacific Liberty common stock being exchanged for a number of shares of First Community common stock determined by multiplying each share by an exchange ratio.  The number of shares of First Community common stock deliverable to shareholders of Pacific Liberty will be based on the average closing price of First Community’s common stock over a 15 trading day measuring period ending three days prior to closing.  The Merger Agreement further provides that if First Community’s average common stock closing price for such period decreases below $42.50 per share, the exchange ratio will be set at 0.898 shares of First Community common stock per share of Pacific Liberty common stock, and if First Community’s average common stock closing price for the such measuring period increases above $46.98 per share, the exchange ratio will be set at 0.812 per share of Pacific Liberty common stock.   The definitive agreement may be terminated or the exchange ratio may be further adjusted, in the case of a significant change in the price of First Community’s common stock which is disproportionate to the change in price of an index over the same period.

First Community and Pacific Liberty have made customary representations, warranties and covenants in the Merger Agreement.  In addition, Pacific Liberty has agreed to cause a meeting of the holders of Pacific Liberty’s common stock to consider adoption of the Merger Agreement.  Pacific Liberty has made certain additional customary covenants, including, among others, covenants not to: (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions concerning or providing confidential information in connection with, any proposals for alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval of Pacific Liberty’s shareholders, (ii) approval of regulatory authorities and (iii) the absence of any law or order prohibiting the consummation of the Merger.  In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) material compliance of the other party with its covenants and (iii) Pacific Liberty achieving certain minimum shareholders’ equity and allowance for loan loss amounts as of the end of the month immediately prior to the closing of the Merger.

The Merger Agreement contains certain termination rights for both Pacific Liberty and First Community and provides that, upon termination of the Merger Agreement as a result of breach, either Pacific Liberty or First Community may be required to pay the other party a termination fee of $400,000 as liquidated damages.  Additionally, in the event the Merger Agreement is terminated under certain circumstances after an acquisition proposal is made in respect of Pacific Liberty, Pacific Liberty will be required to pay a termination fee of $1,200,000 to First Community.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement filed as Exhibit 2.1 hereto.

Other than in respect of the Merger Agreement, there is no material relationship between First Community or its affiliates and Pacific Liberty or its affiliates.

Item 9.01                                             Financial Statements and Exhibits

(c)                                                                                                                                  Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 9, 2005, by and among First Community Bancorp and Pacific Liberty Bank

99.1	Press release dated June 9, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: June 9, 2005

FIRST COMMUNITY BANCORP

By:	/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Executive Vice President, Secretary and General Counsel